Exhibit 10.1

INOVALON HOLDINGS, INC.

2015 OMNIBUS INCENTIVE PLAN

NOTICE OF LONG-TERM INCENTIVE RESTRICTED STOCK BONUS AWARD

You (“Grantee”) have been granted shares of Common Stock of the Company (the “Award”), subject to the terms and conditions of this Notice of Long-Term Incentive Restricted Stock Bonus Award (the “Notice”), the Inovalon Holdings, Inc. 2015 Omnibus Incentive Plan (the “Plan”), as amended from time to time, and the Long-Term Incentive Restricted Stock Bonus Award Agreement (the “Agreement”) attached to this Notice.  Unless otherwise defined in this Notice, capitalized terms will have the same meaning as given to them in the Plan.

Date of Award

Vesting Date	5th Anniversary of Date of Award

Total Number of Shares of Common Stock Awarded (the “Shares”)

Vesting Schedule:

Service-Based Vesting:	50% of the Award

Service and Performance-Based Vesting:	50% of the Award

Service-Based Vesting

Subject to Grantee’s Continuous Service through the Vesting Date, and other terms and conditions set forth in this Notice, the Plan and the Agreement, 50% of the Shares (rounding up for any fractional shares) will “vest” on the Vesting Date.

Service and Performance-Based Vesting

Revenue Goal:  Subject to the terms and conditions set forth in this Notice, the Plan and the Agreement, if the Company’s cumulative Revenue (defined below) over the period beginning January 1, 2017 and ending December 31, 2019 (the “Performance Period”) is at least equal to the Revenue Target (defined below), and Grantee remains in Continuous Service through the Vesting Date, 25% of the Shares will “vest” on the Vesting Date.

Adjusted EBITDA Goal: Subject to the terms and conditions set forth in this Notice, the Plan and the Agreement, if the Company’s cumulative Adjusted EBITDA (defined below) over the Performance Period is at least equal to the Adjusted EBITDA Target (defined below), and the Grantee remains in Continuous Service through the Vesting Date, 25% of the Shares will “vest” on the Vesting Date.

“Revenue” — For purposes of this Award, the term “Revenue” means, as determined by the Administrator, the Company’s consolidated revenue, as reported in the Company’s Form 10-K for the applicable fiscal year, excluding the impact of changes in accounting policies adopted by the Company, items that are either unusual or infrequent in nature, items not considered indicative of the Company’s ongoing operational performance, and revenue that is not organic revenue (such as acquisition-related revenue exceeding 10% of the Company’s consolidated revenue) or that is otherwise not consistent with the objectives of the Award. In addition, for purposes of this Award, “Revenue” includes revenue generated and realized from an acquired entity in the Company’s consolidated financial statements over a twelve consecutive month period.

“Revenue Target” — For purposes of this Award, the term “Revenue Target” means the sum of the annual Revenue targets established by the Administrator for each calendar year during the Performance Period.  The Administrator will establish the Revenue target for a calendar year within the first 90 days of the year.

“Adjusted EBITDA” — For purposes of this Award, the term “Adjusted EBITDA” means, as determined by the Administrator, the Company’s consolidated earnings (net income) calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, realized losses on short-term investments, gain on disposal of equipment, interest expense, interest income, provision for income taxes, stock-based compensation, acquisition costs, tax on equity exercises, other non-comparable items, acquired Adjusted EBITDA  and other items not considered indicative of the Company’s ongoing operational performance or not consistent with the objectives of the Award.

“Adjusted EBITDA Target” — For purposes of this Award, the term “Adjusted EBITDA Target” means the sum of the annual Adjusted EBITDA targets established by the Administrator for each calendar year during the Performance Period.  The Administrator will establish the Adjusted EBITDA target for a calendar year within the first 90 days of the year.

All calculations of Revenue and Adjusted EBITDA with respect to the Award shall be made by the Administrator, and such calculations and resulting determinations shall be final and binding.

Notwithstanding the foregoing, in the event of a Corporate Transaction:

(a)                     if the Restricted Shares (as defined below) are Assumed or Replaced as part of the Corporate Transaction, (i) the Revenue and Adjusted EBITDA goals shall be deemed satisfied, with 100% of the Restricted Shares thereafter being subject solely

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to the “Service-Based Vesting” terms described above, unless a portion of the transaction proceeds in the Corporate Transaction are subject to an earnout or similar performance-based contingency (an “Earnout”) and the Administrator determines that the remaining Revenue Target and Adjusted EBITDA Target can and should be aligned with, or otherwise correlated to, the performance contemplated by the Earnout, in which case vesting of the Restricted Shares shall remain subject to the “Service and Performance-Based Vesting” terms described above, but with the Revenue Target and Adjusted EBITDA Target adjusted by the Administrator before the consummation of the Corporate Transaction to align with or otherwise correlate to the performance contemplated by the Earnout, and (ii) 100% of the Restricted Shares will become fully vested immediately upon termination of Grantee’s Continuous Service if, within 12 months after the Corporate Transaction, the Continuous Service is terminated by the successor company or the Company without Cause or voluntarily by Grantee with Good Reason; and

(b)                     if the Restricted Shares are neither Assumed nor Replaced as part of the Corporate Transaction, 100% of the Restricted Shares will automatically become fully vested immediately prior to the specified effective date of the Corporate Transaction, provided that Grantee’s Continuous Service has not terminated prior to this date.

In addition, in the event of a Change of Control, 100% of the Restricted Shares will become fully vested immediately upon termination of Grantee’s Continuous Service if, within 12 months after the Change of Control, Grantee’s Continuous Service is terminated by the Company without Cause or voluntarily by Grantee with Good Reason.

For purposes of this Notice and the Agreement, the term “vest” will mean, with respect to any Shares, that the Shares are no longer subject to forfeiture to the Company.  Shares that have not vested are deemed “Restricted Shares.”

During any authorized leave of absence, the vesting of the Restricted Shares as provided in this Notice will be suspended after the leave of absence exceeds a period of three (3) months.  Vesting of the Restricted Shares will resume upon Grantee’s termination of the leave of absence and return to service to the Company or a Related Entity.  The Vesting Schedule of the Restricted Shares will be extended by the length of the suspension.

Except as otherwise provided above, vesting will cease upon the date of termination of Grantee’s Continuous Service for any reason, including death or Disability.  Additionally, the portions of the Restricted Shares that are subject to the Revenue and Adjusted EBITDA performance goals will vest only if the applicable performance goal is achieved.  In the event Grantee terminates Continuous Service for any reason, including death or Disability, before the Vesting Date, any Restricted Shares held by Grantee immediately upon the termination of Grantee’s Continuous Service will be forfeited to the Company and the Company will thereafter be the legal and beneficial owner of the forfeited Restricted Shares and will have all rights and interest in or related to these Restricted Shares without further action by Grantee.  In the event

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the Revenue Target and/or Adjusted EBITDA Target is not achieved, the Restricted Shares subject to such target will be forfeited to the Company and the Company will thereafter be the legal and beneficial owner of the forfeited Restricted Shares and will have all rights and interest in or related to these Shares without further action by Grantee.

The forfeiture provisions set forth in this Notice as to Restricted Shares will apply to the new capital stock or other property (including cash paid other than as a regular cash dividend) received in exchange for the Shares in consummation of any transaction described in Section 11 of the Plan and this new capital stock and other property will be deemed Additional Securities (as defined in the Agreement) for purposes of the Agreement, but only to the extent the Shares, are at the time, covered by these forfeiture provisions. For purposes of this Award, regular cash dividends payable in connection with Restricted Shares that performance vests shall be held by the Company subject to the vesting of the underlying Shares of Restricted Shares.

The Award will be subject to the provisions of Section 11 of the Plan in the event of a Corporate Transaction or Change in Control.  The Award will be subject to Section 10 of the Plan in the event of certain changes in capitalization.

GRANTEE ACKNOWLEDGES AND AGREES THAT THE SHARES WILL VEST, IF AT ALL, ONLY DURING THE PERIOD OF GRANTEE’S CONTINUOUS SERVICE (AND NOT DUE TO GRANTEE’S BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES UNDER THIS NOTICE).  GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS NOTICE, THE AGREEMENT, NOR THE PLAN, WILL CONFER UPON GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION OF GRANTEE’S CONTINUOUS SERVICE, NOR WILL IT INTERFERE IN ANY WAY WITH GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE GRANTEE’S CONTINUOUS SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE.  GRANTEE ACKNOWLEDGES THAT UNLESS GRANTEE HAS A WRITTEN EMPLOYMENT AGREEMENT WITH THE COMPANY OR A COMPANY RELATED ENTITY TO THE CONTRARY, GRANTEE’S EMPLOYMENT STATUS IS AT WILL.

As a condition to receiving the Shares, Grantee agrees to refrain from making an election pursuant to Section 83(b) of the Code with respect to the Shares (“Section 83(b) Election”).

Grantee acknowledges receipt of a copy of the Plan and the Agreement, represents that he or she is familiar with the terms and provisions of both, and hereby accepts the Award subject to all of the terms and provisions of this Notice, the Plan and the Agreement.  Grantee has reviewed this Notice, the Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice, and fully understands all provisions of this Notice, the Agreement and the Plan.

Grantee further acknowledges that, from time to time, the Company may be in a “blackout period” and/or subject to applicable federal securities laws that could subject Grantee to liability for engaging in any transaction involving the sale of the Company’s Shares.  Grantee further acknowledges and agrees that, prior to the sale of any Shares acquired under this Award,

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it is Grantee’s responsibility, and not the Company’s, to determine whether or not the sale of Shares will subject Grantee to liability under insider trading rules or other applicable federal securities laws.

The Company may, in its sole discretion, decide to deliver this Notice, the Agreement, the Plan and the Plan prospectus (collectively, the “Plan Documents”) by electronic means or request Grantee’s consent to participate in the Plan by electronic means.  Grantee hereby consents to receive these documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Grantee acknowledges that Grantee has access to the Company’s intranet and that Grantee has received either electronic or paper copies of the Plan Documents.

Grantee hereby agrees that all questions of interpretation and administration relating to this Notice, the Plan and the Agreement will be resolved by the Administrator in accordance with Section 12 of the Agreement.  Grantee further agrees to the venue and jurisdiction selection in accordance with Section 13 of the Agreement.  Grantee further agrees to notify the Company upon any change in the residence address indicated in this Notice.

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IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Award is to be governed by the terms and conditions of this Notice, the Plan and the Agreement.

INOVALON HOLDINGS, INC.
a Delaware corporation

Dated:	By:

	Name:	Keith R. Dunleavy, M.D.

	Title:	Chief Executive Officer

“GRANTEE”

Dated:	Signed:

Grantee’s Address:

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INOVALON HOLDINGS, INC.

2015 OMNIBUS INCENTIVE PLAN

LONG-TERM INCENTIVE RESTRICTED STOCK BONUS AWARD AGREEMENT

1.     Issuance of Shares.  Inovalon Holdings, Inc., a Delaware corporation (the “Company”), hereby issues to Grantee (the “Grantee”) named in the Notice of Long-Term Incentive Restricted Stock Bonus Award (“Notice”) an award (the “Award”) of the Total Number of Restricted Shares of Common Stock Awarded set forth in the Notice (“Shares”), subject to the Notice, this Long-Term Incentive Restricted Stock Bonus Award Agreement (the “Agreement”) and the terms and provisions of the Inovalon Holdings, Inc. 2015 Omnibus Incentive Plan, as amended from time to time (the “Plan”), which are incorporated into this Agreement by this reference.  Unless otherwise defined in this Agreement, capitalized terms will have the same meaning as given to them in the Plan.  All Shares issued under this Agreement will be deemed issued to Grantee as fully paid and nonassessable shares, subject to forfeiture as provided in the Notice and this Agreement, and Grantee will have the right to vote the Shares at meetings of the Company’s stockholders.  The Company will pay any applicable stock transfer taxes imposed upon the issuance of the Shares to Grantee hereunder.

2.     Transfer Restrictions.  The Shares issued to Grantee under this Agreement may not be sold, transferred by gift, pledged, hypothecated, or otherwise transferred or disposed of by Grantee prior to the date when the Shares become vested pursuant to the vesting schedule specified in the Notice (“Vesting Schedule”).  Any attempt to transfer Restricted Shares in violation of this Section 2 will be null and void and will be disregarded.

3.     Escrow of Stock.  For purposes of facilitating the enforcement of the provisions of this Agreement, Grantee agrees, immediately upon issuance of the Restricted Shares, Grantee will deliver (i) any certificate(s) issued by the Company for the Restricted Shares and (ii) the Stock Assignment in the form attached to this Agreement as Exhibit A, executed in blank by Grantee (with respect to each stock certificate, if applicable) to the Secretary or Assistant Secretary of the Company, or their designee, to hold in escrow for so long as the Restricted Shares have not vested pursuant to the Vesting Schedule set forth in the Notice, with the authority to take all actions and to effectuate all transfers and/or releases as may be necessary or appropriate to accomplish the objectives of this Agreement in accordance with its terms.  Grantee hereby acknowledges that the appointment of the Secretary or Assistant Secretary of the Company (or their designee) as the escrow holder under this Agreement (“Escrow Holder”) with the stated authorities is a material inducement to the Company to make this Agreement and that this appointment is coupled with a Company interest in and to the Restricted Shares and, accordingly, is irrevocable by Grantee.  Grantee agrees that the Restricted Shares may be held electronically in a book entry system maintained by the Company’s transfer agent or other third party and that all the terms and conditions of this Section 3 applicable to certificated Restricted Shares will apply with the same force and effect to the electronic method for holding the Restricted Shares.  Grantee agrees that the Escrow Holder will not be liable to any party to this

Agreement (or to any other party) for any actions or omissions, unless the Escrow Holder is grossly negligent.  The Escrow Holder may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time.  Upon the vesting of Restricted Shares, the Escrow Holder will, without further order or instruction, transmit to Grantee the certificate, if any, evidencing the Shares, (or effectuate an electronic book entry transfer if applicable); provided, however, that no transmittal of certificates or electronic book entry evidencing the Shares will occur unless and until Grantee has satisfied all Tax Withholding Obligations (as defined in Section 5(c) below).

4.     Additional Securities and Distributions.

Any securities or cash received (other than a regular cash dividend) as the result of ownership of the Restricted Shares (the “Additional Securities”), including, but not by way of limitation, warrants, options and securities received as a stock dividend or stock split, or as a result of a recapitalization or reorganization or other similar change in the Company’s capital structure, will be retained in escrow in the same manner and subject to the same conditions and restrictions as the Restricted Shares with respect to which they were issued, including, without limitation, the Vesting Schedule.

Grantee will be entitled to direct the Company to exercise any warrant or option received as Additional Securities upon supplying the funds necessary to do so, in which event the securities so purchased will constitute Additional Securities, subject to the same conditions and restrictions as the Restricted Shares with respect to which they were issued, including, without limitation, the Vesting Schedule, but Grantee may not direct the Company to sell any of these warrants or options.  However, Grantee understands and agrees that any Additional Securities received from Grantees’ exercise of any warrant or option received as Additional Securities may be subject to forfeiture under the terms of the Notice, the Plan and this Agreement and that Company will have no liability to Grantee resulting from any forfeiture of these Additional Securities.

If Additional Securities consist of a convertible security, Grantee may exercise any conversion right, and any securities so acquired will constitute Additional Securities, subject to the same conditions and restrictions as the Restricted Shares with respect to which they were issued, including, without limitation, the Vesting Schedule.

In the event of any change in certificates (or electronic book entries if applicable) evidencing the Shares or the Additional Securities by reason of any recapitalization, reorganization or other transaction that results in the creation of Additional Securities, the Escrow Holder is authorized to either (i) deliver to the issuer the certificates evidencing the Shares or the Additional Securities in exchange for the certificates of the replacement securities or (ii) effectuate any applicable electronic book entries with respect to the issuer, the Shares or the Additional Securities.

5.     Taxes.

(a)   No Section 83(b) Election.  As a condition to receiving the Shares, Grantee agrees to refrain from making an election pursuant to Section 83(b) of the Code with respect to the Shares.

(b)   Tax Liability. Grantee is ultimately liable and responsible for all taxes owed by Grantee in connection with the Award, regardless of any action the Company or any Related Entity takes with respect to any tax withholding obligations that arise in connection with the Award.  Neither the Company nor any Related Entity makes any representation or undertaking regarding the treatment of any tax withholding in connection with any aspect of the Award or the subsequent sale of Shares subject to the Award.  The Company and its Related Entities do not commit and are under no obligation to structure the Award to reduce or eliminate Grantee’s tax liability.

(c)   Payment of Withholding Taxes. Prior to any event in connection with the Award (e.g., vesting or payment of dividends) that the Company determines may result in any tax withholding obligation, whether United States federal, state, local or non-U.S., including any employment tax obligation (the “Tax Withholding Obligation”), Grantee must arrange for the satisfaction of the minimum amount of the Tax Withholding Obligation in a manner acceptable to the Company.

(i)            By Share Withholding.  Grantee authorizes the Company to, in its sole discretion, withhold from those Shares that would otherwise vest the whole number of Shares sufficient to satisfy the minimum applicable Tax Withholding Obligation.  Grantee acknowledges that the withheld Shares may not be sufficient to satisfy Grantee’s minimum Tax Withholding Obligation.  Accordingly, Grantee agrees to pay to the Company or any Related Entity as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the withholding of Shares described above.

(ii)           By Sale of Shares.  Unless Grantee determines to satisfy the Tax Withholding Obligation by some other means in accordance with clause (iii) below, Grantee’s acceptance of this Award constitutes Grantee’s instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for this purpose to, upon the exercise of Company’s sole discretion, sell on Grantee’s behalf a whole number of Shares from those Shares that would otherwise vest as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum applicable Tax Withholding Obligation (“Tax Obligation Sale”).  These Shares will be sold on the day the Tax Withholding Obligation arises (e.g., a vesting date) or as soon thereafter as practicable.  Grantee will be responsible for all broker’s fees and other costs related to a Tax Obligation Sale, and Grantee agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any Tax Obligation Sale.  To the extent the proceeds of a Tax Obligation Sale exceed Grantee’s minimum Tax Withholding Obligation, the Company agrees to pay the excess in cash to Grantee.  Grantee acknowledges that the Company or its designee is under no obligation to arrange for a Tax Obligation Sale at any particular price, and that the proceeds of any Tax Obligation Sale may not be sufficient to satisfy Grantee’s minimum Tax Withholding Obligation.  Accordingly, Grantee agrees to pay to the Company or any Related Entity as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by a Tax Obligation Sale.

(iii)          By Check, Wire Transfer or Other Means. At any time not less than five (5) business days (or a fewer number of business days as determined by the Administrator) before any Tax Withholding Obligation arises (e.g., a vesting date), Grantee may elect to satisfy Grantee’s Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to an account specified by the Company, (y) delivery of a certified check payable to the Company, or (z) any other means as is specified from time to time by the Administrator.

(iv)          Additional Options. The Company or a Related Entity also may satisfy any Tax Withholding Obligation by offsetting any amounts (including, but not limited to, salary, bonus and severance payments) payable to Grantee by the Company and/or a Related Entity.  Furthermore, in the event of any determination that the Company has failed to withhold a sum sufficient to pay all withholding taxes due in connection with the Award, Grantee agrees to pay the Company the amount of the deficiency in cash within five (5) days after receiving a written demand from the Company to do so, whether or not Grantee is an employee of the Company at that time.

6.     Stop-Transfer Notices.  In order to ensure compliance with the restrictions on transfer specified in this Agreement, the Notice or the Plan, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.  The Company may issue a “stop transfer” instruction if Grantee fails to satisfy any Tax Withholding Obligations.

7.     Refusal to Transfer.  The Company will not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement (“Improper Transfer”) or (ii) to treat as owner of any Shares or to accord the right to vote or pay dividends to any purchaser or other transferee of Shares in an Improper Transfer.

8.     Restrictive Legends.  Grantee understands and agrees that the Company will cause the legends set forth below, or substantially equivalent legends, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by state or federal securities laws:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THAT CERTAIN RESTRICTED STOCK BONUS AWARD AGREEMENT BETWEEN THE COMPANY AND THE NAMED STOCKHOLDER.  THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE AGREEMENT, A COPY OF

WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

9.     Entire Agreement: Governing Law.  The Notice, the Plan, and this Agreement constitute the entire agreement of the parties with respect to the subject matter of this Agreement and supersede in their entirety all prior undertakings and agreements of the Company and Grantee with respect to the subject matter of this Agreement, and may not be modified adversely to Grantee’s interest except by means of a writing signed by the Company and Grantee.  The Notice, the Plan, and this Agreement are to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.  Should any provision of the Notice, the Plan, or this Agreement, including, without limitation, any provision of Section 13 of this Agreement, be determined for any reason to be illegal, invalid or unenforceable, it is the specific intent of the parties that the provision will be modified to the minimum extent necessary to make it or its application valid and enforceable and will be enforced to the fullest extent allowed by law and the other provisions of the Notice, the Plan, and this Agreement will nevertheless remain effective and will remain enforceable.

10.  Construction.  The captions used in the Notice and this Agreement are inserted for convenience and will not be deemed a part of the Award for construction or interpretation.  Except when otherwise indicated by the context, the singular will include the plural and the plural will include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

11.  Administration and Interpretation.  Any question or dispute regarding the administration or interpretation of the Notice, the Plan or this Agreement will be submitted by Grantee or by the Company to the Administrator.  The resolution of the question or dispute by the Administrator will be final and binding on all persons.

12.  Venue and Jurisdiction.  The parties agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or this Agreement will be brought in the United States District Court for Delaware (or should the court lack jurisdiction to hear the action, suit or proceeding, in a Delaware state court) and that the parties will submit to the jurisdiction of the court.  The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any suit, action or proceeding brought in the court.

13.  Notices.  Any notice required or permitted hereunder will be given in writing and will be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to any other address as a party may designate in writing from time to time to the other party.

14.  Language.  If Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by Applicable Law.

END OF AGREEMENT

EXHIBIT A

STOCK ASSIGNMENT

FOR VALUE RECEIVED,                                 hereby sells, assigns and transfers unto                        ,           (      ) shares (“Shares”) of the Common Stock of Inovalon Holdings, Inc., a Delaware corporation (the “Company”), standing in his/her/it’s name on the books of the Company [and represented by Certificate No.                                         provided to Company with this Stock Assignment](1), and does hereby irrevocably constitute and appoint the Secretary of the Company attorney to transfer the Shares in the books of the Company with full power of substitution.

DATED:

[Please sign this document but do not date it.  The date and information of the transferee will be completed if and when the shares are assigned.]

(1)  If certificates are issued.

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